Exhibit 99.1

Alector Announces the Addition of Kristine Yaffe, M.D., to the Board of Directors

South San Francisco, Calif. – August 12, 2019 – Alector, Inc. (Nasdaq: ALEC) today announced the addition of Kristine Yaffe, M.D., to the Company’s board of directors. Dr. Yaffe is the Scola Endowed Chair and Vice Chair, professor of psychiatry, neurology and epidemiology and the director of the Center for Population Brain Health at the University of California, San Francisco (UCSF).

“Kristine is an internationally recognized expert in the field of cognitive aging, neurodegeneration, and dementia,” said Arnon Rosenthal, Ph.D., chief executive officer of Alector. “Her diverse experience brings significant value to Alector as we advance the development of multiple, genetically validated, immune modulatory drugs for Alzheimer’s disease and frontotemporal dementia.”

Dr. Yaffe has received numerous awards for her groundbreaking contributions to the field including the American Academy of Neurology Potamkin Prize for Research in Pick's, Alzheimer's, and Related Diseases, a prestigious honor considered to be the Nobel Prize of Alzheimer's research. Dr. Yaffe holds a B.S. in biology-psychology from Yale University, an M.D. from the University of Pennsylvania School of Medicine and has completed residencies in neurology and psychiatry at the University of California, San Francisco.

"What excites me most about the opportunity to join Alector's board is the company's drive to find novel approaches to address some of the largest unmet medical needs that exists today such as Alzheimer’s disease, frontotemporal dementia, ALS and Parkinson’s disease," said Dr. Yaffe. "I look forward to working with Arnon, the management team and the board as the company continues to build upon the scientific foundation they have developed to help patients suffering from these cruel diseases."

Alector's current board members include: Arnon Rosenthal, co-founder, president & CEO of Alector; Tillman Gerngross, co-founder of Alector and CEO of Adimab; David Wehner, CFO of Facebook; Lou J. Lavigne Jr., former CFO of Genentech; Richard Scheller, former EVP of research at Genentech and former CSO of 23andMe; Terry McGuire, Polaris Venture Partners.

About Alector

Alector is a clinical stage biotechnology company pioneering immuno-neurology, a novel therapeutic approach for the treatment of neurodegenerative diseases. Immuno-neurology targets immune dysfunction as a root cause of multiple pathologies that are drivers of degenerative brain disorders. Alector is developing a broad portfolio of programs designed to functionally repair genetic mutations that cause dysfunction of the brain’s immune system and enable the rejuvenated immune cells to counteract emerging brain pathologies. The Company’s product candidates are supported by biomarkers and target genetically defined patient populations in frontotemporal dementia and Alzheimer’s disease. Alector is headquartered in South San Francisco, California. For additional information, please visit www.alector.com.

Contacts

Media:
1AB
Dan Budwick, 973-271-6085
dan@1abmedia.com

or

Investors:
Alector, Inc.
ir@alector.com